SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 2, 2007
Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 465-4364

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement and Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Redemption of Securities relating to Webster Capital Trust I
     On April 2, 2007, Webster Financial Corporation (the “Corporation”), pursuant to its optional prepayment right under the Indenture dated as of January 29, 1997 between the Corporation and The Bank of New York as Trustee (the “Trust I Indenture”), prepaid all the $103,093,000 outstanding aggregate principal amount of its 9.36% junior subordinated deferrable interest debentures due January 29, 2027 (the “Trust I Debentures”) at an aggregate prepayment price equal to $109,606,416, representing 104.68% of such outstanding principal amount plus accrued and unpaid interest of $1,688,663. As a result of the prepayment of the Trust I Debentures, all of the $100,000,000 outstanding aggregate liquidation amount of the 9.36% Capital Securities (the “Trust I Capital Securities”) and the $3,093,000 outstanding aggregate liquidation amount of the 9.36% Common Securities (the “Trust I Common Securities”) issued by Webster Capital Trust I (“Trust I”) were also redeemed at an aggregate redemption price (including accrued and unpaid distributions) equal to the aggregate prepayment price of the Trust I Debentures.
     The prepayment of the Trust I Debentures and the redemption of the Trust I Capital Securities and the Trust I Common Securities will result in (i) the dissolution of Trust I and its termination upon the filing of a certificate of cancellation with the Secretary of State of Delaware in accordance with the Amended and Restated Declaration of Trust dated as of January 29, 1997 relating to Trust I (the “Trust I Declaration of Trust”), and (ii) the termination of the Trust I Declaration of Trust, the Trust I Indenture and the Guarantee Agreements entered into by the Corporation with respect to the Trust I Capital Securities and the Trust I Common Securities, in each case, in accordance with and subject to the terms of such document.
Redemption of Securities relating to Webster Capital Trust II
     On April 2, 2007, the Corporation, pursuant to its optional prepayment right as successor-by-merger to Eagle Financial Corp. (“Eagle”) under the Indenture dated as of April 1, 1997, as amended by First Supplemental Indenture, between Eagle and Wilmington Trust Company as Debenture Trustee (collectively, the “Trust II Indenture”), prepaid all the $51,547,000 outstanding aggregate principal amount of its Series B 10% junior subordinated deferrable interest debentures due April 1, 2027 (the “Trust II Debentures”) at an aggregate prepayment price equal to $56,701,700, representing 105.0% of such outstanding principal amount plus accrued and unpaid interest of $2,577,350. As a result of the prepayment of the Trust II Debentures, all of the $50,000,000 outstanding aggregate liquidation amount of the Series B 10% Capital Securities (the “Trust II Capital Securities”) and the $1,547,000 outstanding aggregate liquidation amount of the Series B 10% Common Securities (the “Trust II Common Securities”) issued by Webster Capital Trust II, formerly known as Eagle Financial Capital Trust I (“Trust II”), were also redeemed at an aggregate redemption price (including accrued and unpaid distributions) equal to the aggregate prepayment price of the Trust II Debentures.
     The prepayment of the Trust II Debentures and the redemption of the Trust II Capital Securities and the Trust II Common Securities will result in (i) the dissolution of Trust II and its termination upon the filing of a certificate of cancellation with the Secretary of State of Delaware in accordance with the Amended and Restated Declaration of Trust of Trust II dated as of April 1, 1997 (the “Trust II Declaration of Trust”), and (ii) the termination of the Trust II Declaration of Trust, the Trust II Indenture and the Guarantee Agreements entered into by the Corporation with respect to the Trust II Capital Securities and the Trust II Common Securities, in each case, in accordance with and subject to the terms of such document.
     In connection with the prepayments and redemptions with respect to Webster Capital Trust I and Webster Capital Trust II described above, as previously disclosed in the Corporation’s Form 10-K filing on February 28, 2007, the Corporation will record a net pretax charge in the second quarter of 2007 of approximately $6.9 million ($9.0 million related to the redemption premiums and unamortized issuance costs, partially offset by a $2.1 million gain on Trust I and II securities positions held by the Corporation).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSTER FINANCIAL CORPORATION (Registrant)
Date: April 4, 2007	/s/ Gerald P. Plush
Gerald P. Plush
Executive Vice President and Chief Financial Officer